Exhibit 4.21

Financial Lease Contract (Sale-back)

Contract No.: IFELC22DG3QA95-L- 01

Date signed: September 22, 2022

合同编号:IFELC22DG3QA95・L-01

Contract Term Table

Lessor (hereinafter referred to as Party A): Far East International Financial Leasing Co., Ltd.

Legal representative: Kong Fanxing

Far East Horizon Plaza, No. 9 Yaojiang Road, Pudong New District, Shanghai

Contact:

Tel: (021) 38913000

Taxpayer Identification Number: 91310000604624607C

Lessee (hereinafter referred to as Party B): Sunrise (Guizhou) New Energy Materials Co., Ltd.

Legal representative: Du Huiyu

Judicial service address: Sunrise (Guizhou) New Energy Materials Co., Ltd., Yilong Avenue, Yilong New District, Qianxinan Prefecture, Guizhou Province

Contact: Liu Chao

Tel: 13811876068

E-mail: 2991653241@qq.com

Taxpayer Identification Number: 91522320MA7BMUXCX0

Lease item	For details, please refer to the list of leased items attached to the ownership transfer agreement.
Setting place	Group 1, Heying Village, Lutun Town, Yilong New District, Qianxinan Prefecture, Guizhou Province (next to Yilong Avenue)
Lease principal	RMB20, 000, 000.00 ( RMB 20 million)
Starting date	The date on which Party A pays the agreed price under the ownership transfer agreement (the date of issuance/endorsement recorded on the note issued/endorsed by Party A, or the date of payment recorded on the payment certificate of Party A’s telegraphic transfer, whichever is earlier), shall not be determined by the lease Subject to actual delivery of the item.

Lease period	A total of 18 months, counting from the lease commencement date.

Please refer to the attached “Lease Payment Calculation Table” for details on the calculation of the lease day and each lease amount. The details are subject to the “Lease Start Notice”/“lease Change Notice” sent by Party A

Party A receiving account

Account name: Far East International Financial Leasing Co., Ltd.

Bank of deposit: Business Department of Agricultural Bank of China Shanghai Branch

Account number: 03332200040033976

Note: If the account is changed, Party A will issue an “Account Change Notice” to Party B, and Party B shall pay lease to Party A according to the notice.

Insurance agreement	Party B independently decides whether to insure the leased items.
Expiration residual value	RMB 1,000.00 (RMB one thousand yuan)

Guarantee	1. Hu Haiping provided joint liability guarantee and issued a guarantee letter.
Conditions for the entry into force of the contract

1. The ownership transfer agreement has been signed.

2. Party A receives the certification documents that can prove the ownership status of the leased objects provided by Party B, and it is verified and confirmed by Party A.

3. Party A receives the approval, consent and authorization involved in Party B’s signing and performance of this contract.

Early closure

Within 6 months from the lease start date, Party B shall not suspend or terminate the lease of the leased object, and shall not request to change this lease contract for any reason. Afterwards, if Party B requests to terminate the lease contract in advance, it shall notify Party A in writing one month in advance and obtain Party A’s consent. After Party A agrees, Party B shall pay Party A the early termination payment, other payables of Party B and the expenses incurred by Party A for recovering and managing the leased object (if any). After the above payments are received, Party A shall transfer the ownership of the leased object to Party B, this contract ends.

The early termination payment payable by Party B includes the following payments, which shall be subject to the early termination agreement signed by both parties:

	(1)	All leases payable but unpaid up to the early end date (including interest during the period up to the early end date);

	(2)	All remaining lease principal after the early termination date;
	(3)	20% of all remaining interest after the early termination date;
	(4)	The purchase price of the leased items.
lease adjustment	The lease under this contract is fixed and will not be adjusted throughout the lease period.
Other agreements

Value-added tax is included in the calculation of lease in this contract.

Value-added tax is included in the calculation of the purchase price of this contract.

The lease amount in this contract includes the domestic value-added tax of RMB 1,005,500, 140, and 80 cents, and the lease excluding tax is RMB 2,100, 158,500, and 81. Dime roll points.

If the value-added tax rate is adjusted, the aforementioned amount will be adjusted accordingly.

Appendix	Proof of receipt of leased items Lease Payment Calculation Form

Contract No.: IFELC22DG3 QA95-L-01

This contract is composed of the list of contract elements, the general terms of the sale-back lease contract and various appendices, all of which are an integral part of this contract and have the same legal effect. Party B confirms that he has carefully read and understood all the terms and contents including the list of contract elements, general terms, and various appendices, and is willing to be bound by them.

The lessee confirms that the lessee has carefully read and fully understood the contents of this contract. When signing this contract, both parties have explained and discussed all the terms in detail. Both parties have no doubts about all the terms of the contract (especially the bolded terms), and have no doubts about the rights and obligations of the parties and the limitation or exemption of liabilities. have an accurate and unmistakable understanding of the legal implications.

Lessor: Far East International Financial Leasing Co., Ltd.

Lessee: Sunrise (Guizhou) New Energy Materials Co., Ltd.

signature and seal

Appendix: Proof of receipt of leased items

Far East International Financial Leasing Co., Ltd.:

According to the aforementioned “After-Sale Lease Contract” signed by your company and the lessee (hereinafter referred to as the lease contract), the lessee has completely received the leased object under the lease contract. The leased object is an asset that your company has complete ownership of. The items are complete, intact and in normal operation without any quality defects when the lessee receives them.

Hereby issue this proof of receipt.

Lessee: Sunrise (Guizhou) New Energy Materials Co., Ltd

Appendix: Lease Payment Calculation Form

lease period	lease date	lease amount (RMB, Yuan)
1	One month after the lease commencement date corresponds to the date of the lease commencement date	759,170.00
2	The day corresponding to the start date of the lease one month after the first installment lease date	759,170.00
3	The day corresponding to the lease start date 1 month after the second installment lease date	759,170.00
4	The day corresponding to the start date of the lease 1 month after the lease date of the third installment	759, 170.00
5	1 month after the 4th installment lease date corresponds to the lease start date	759,170.00
6	1 month after the 5th installment lease date corresponds to the lease start date	759,170.00
7	1 month after the 6th installment lease date corresponds to the date of the lease start date	1,442,423.00
8	1 month after the 7th installment lease date corresponds to the date of the lease start date	1,442,423.00
9	1 month after the 8th installment lease date corresponds to the date of the lease start date	1,442,423.00
10	The day corresponding to the start date of the lease one month after the 9th installment lease date	1,442, 423.00
11	1 month after the 10th installment lease date corresponds to the date of the lease start date	1,442,423.00
12	1 month after the 11th installment lease date corresponds to the date of the lease start date	1,442, 423.00
13	1 month after the 12th installment lease date corresponds to the date of the lease start date	1,442,423.00
14	One month after the 13th installment lease date corresponds to the date of the lease start date	1,442, 423.00
15	One month after the 14th installment lease date, the day corresponding to the lease start date	1,442,423.00
16	1 month after the 15th installment lease date corresponds to the date of the lease start date	1,442,423.00
17	One month after the 16th installment lease date corresponds to the date of the lease start date	1,442,423.00
18	1 month after the 17th installment lease date corresponds to the date of the lease start date	1,442,423.00
all		21,864,096.00

Note:	The actual start date, lease date and lease amount of each installment shall be subject to the lease start notice/lease change notice sent by Party A.

Among them, the amount of domestic value-added tax is RMB105,514.87, and the amount of lease excluding tax is RMB21,758,581.13; if the value - added tax rate is adjusted, the aforementioned amount will be adjusted accordingly.

Contract No.: IFELC22DG3QA95-L.01

General terms of Financial Lease Contract (sale-back)

Article 1 Nature and purpose of sale-back lease

1.1 Party A purchases the leased items recorded in this contract from Party B according to the requirements of Party B, and leases them back to Party B for use. Party B leases and uses the leased items to Party A and pays lease to Party A.

Article 2 Definition

2.1 Lease cost: based on the agreed price of the leased object in the ownership transfer agreement and other expenses agreed by both parties.

2.2 Deposit: As a guarantee for the performance of this contract, no interest is calculated. The scope of security deposit guarantee is any lease payable by Party B under this contract (including any value-added tax and other taxes paid by Party A), interest, liquidated damages, purchase price of leased items and all other payables by Party B. Party A has the right to offset any debt owed by Party B to Party A with the security deposit. After Party A uses the security deposit to offset the debt owed by Party B to Party A, Party B shall immediately make up the security deposit to the initial amount agreed in this contract. In the case that the security deposit has not been deducted or Party B has made up the amount after it has been deducted, Party A has the right to directly use the security deposit to offset the payable amount of Party B in the following order: A. The last installment or installments of lease; B. The remaining purchase price. If there is still a surplus of the security deposit after the above-mentioned offset, Party A shall return the remaining security deposit to Party B. Except for the above-mentioned circumstances where Party A unilaterally offsets the security deposit against the payable amount of Party B, before the termination or termination of this contract, Party B has no right to demand that the security deposit be offset against any arrears.

2.3 lease change: If there is any lease adjustment according to this contract, Party A shall notify Party B with the “lease Change Notice”/ “ Payment Notice”, and Party B shall pay the lease according to the notice.

2.4 lease date: The lease date of each installment of lease that Party B shall pay as stipulated in this contract is the date when the lease is actually credited (Party A’s account), and the date recorded in the bank voucher shall prevail. If the lease date of Party B falls on a non-banking business day, the day when the lease of this period of lease is actually credited (to Party A’s account) will be postponed to the next banking day. Party B shall bear all expenses incurred during the lease payment.

2.5 Contract validity period: refers to the date from the effective date of this contract to the date when Party A receives all the lease and payables under this contract paid by Party B and issues the certificate of ownership transfer of the leased object.

2.6 Lease Start Notice: Party A issues a lease start notice to Party B, but Party B’s obligation to pay the lease on time and in full is not a prerequisite for Party A to issue a lease start notice.

2.7 Guarantor: refers to the natural person, legal person or other organization that provides guarantee (including but not limited to guarantee, mortgage, pledge, deposit, etc.) for Party B to perform its obligations under this contract.

2.8 Benchmark interest rate/baseline loan interest rate for the same period: refers to the RMB loan interest rate expressed in annual interest rate and equal to the lease period formulated, adjusted and announced by the People’s Bank of China from time to time.

Contract No.: IFELC22DG3QA95-L.01

Article 3 Purchase and Delivery of Lease Items

3.1 For the purpose of raising funds, Party B sells to Party A its own leased items agreed in this contract, and guarantees that it enjoys complete and independent ownership and disposal rights of the leased items sold.

3.2 Party B shall provide Party A with various approvals or permits that Party A deems reasonable and necessary.

3.3 Party A shall pay Party B the agreed price of the leased object according to the ownership transfer agreement.

3.4 The ownership of the leased object shall be transferred to Party A at the same time as Party A pays the agreement price for the leased object (if the agreement price for the leased object is paid in installments, the ownership shall be transferred to Party A at the same time as Party A pays the first agreement price for the leased object), and such transfer of ownership shall be deemed as Party B delivering the leased object to Party A in its current state, or as Party B transferring the right to request a third party to return the original object to Party A.

3.5 The above-mentioned transfer of ownership shall be deemed as the delivery of the leased items by Party A to Party B at the same time.

3.6 Based on the sale and lease back, Party A shall not be liable for the quality defects and rights defects of the leased items.Article 4 Ownership and right to use of leased objects

4.1 Ownership: Prior to the transfer of ownership of the leased item to Party B in accordance with the provisions of this contract, Party A shall have complete and independent ownership of the leased item. Therefore:

4.1.1 Party A has the right to attach the logo of Party A as the owner on the leased object, and Party B is obliged to cooperate and assist Party A in attaching the logo of the owner, once Party B is obliged to maintain the logo of the owner within the validity period of the contract.

4.1.2 Party A has the right to keep abreast of the use, damage and maintenance of the leased items, and Party B shall provide cooperation and assistance.

4.1.3 Under the condition that Party B enjoys all the rights under this contract and does not affect the normal use of Party B, Party A may transfer its ownership of the leased object to any third party, or pledge the leased object as a guarantee, and this contract shall be effective Not affected. Party A undertakes not to have adverse effects on Party B’s rights (especially the performance of this contract) due to the transfer/mortgage. Party B shall perform this contract in accordance with the contract, and Party A guarantees that Party B shall enjoy the right to use the leased object and the ownership after the lease period expires in accordance with the contract.

4.1.4 Party B shall be responsible for the registration of the leased object under this contract (if involved), and ensure that Party A is the sole owner of the leased object, and Party B shall bear the taxes and fees related to the registration.

4.2 Right to use: During the lease period, Party B has the right to use the leased items under this contract, therefore:

4.2.1 Party B has the right to install and use the leased items at the installation site. Without the written consent of Party A, Party B shall not arbitrarily change the location and use environment of the leased objects.

4.2.2 When Party B replaces the parts of the leased object due to normal needs, it shall use the same specification and model parts produced by the original manufacturer of the leased object .. Party B is responsible for all the maintenance and other matters of the leased objects, and Party A shall not be responsible for this.

4.2.3 Party B is obliged to protect the leased object reasonably and appropriately, and is obliged to compensate for the loss or damage of the leased object.

4.2.4 During the period of Party B’s possession of the leased object, if the leased object causes personal and/or property damage to a third party, Party B shall take responsibility.

4.2.5 Unless Party A agrees in writing, Party B shall not sell, transfer, sublet, or sublet the leased items; No mortgage or other security interest shall be established on the leased property; Not allowed to invest in shares with leased objects; Do not engage in any other behavior that infringes on the ownership of Party A.

4.2.6 All actions of Party B shall not damage the leased items, and shall not hinder or change the original purpose and function of the leased items.

4.3 Lease items of ships, aircraft and motor vehicles If the leased items under this contract include ships, aircrafts, motor vehicles and other leased items, Party B undertakes, represents and warrants to Party A as follows:

4.3.1 In view of: (i) According to the relevant laws and regulations, the establishment, change, transfer and extinction of the ownership of leased objects such as ships, aircrafts and motor vehicles are not marked by registration; Lease method, Party B requires Party A to register the leased object under the name of Party B or a third party designated by Party B due to its own operational needs and for the convenience of using the leased object, but Party B confirms that Party A has complete ownership of the leased object; therefore, Party B agrees And promise: Party B shall not raise any objection to Party A’s ownership of the leased object under any circumstances.

Contract No.: IFELC22DG3QA95-L-01

4.3.2 If Party A bears the corresponding obligations and responsibilities due to failure to register the leased object, Party A has the right to seek recourse against Party B, and Party B shall assume such responsibilities and obligations; if additional registration is required, then Any taxes and fees involved, such as value-added tax, shall be borne and paid by Party B.

4.3.3 During the lease period, Party B shall keep the leased items to meet the various inspection standards announced by the leased items management agency (including but not limited to the requirements for periodic inspection, registration, modification, scrapping, etc. of the leased items) The object shall be inspected at the time of inspection, and the inspection certificate shall be obtained. Within five working days after obtaining the inspection certificate, the certificate shall be submitted to Party A or the staff for review. If the leased object does not meet the requirements of the leased object management authority during the lease period, Party B shall compensate Party A for the losses suffered thereby.

4.3.4 Without the written consent of Party A, Party B shall not modify or add or fix accessories to the leased items without authorization.

4.3.5 Party B violates laws and regulations promulgated by various levels of legislation or government agencies, local government regulations, management norms and other normative documents (including but not limited to laws and regulations on tort liability, road traffic safety, etc.) in the process of occupying and using the leased object. Laws and regulations, etc.), administrative, civil, criminal and other responsibilities and all losses incurred shall be borne by Party B, and Party A shall not bear any responsibility. If Party A suffers any losses as a result, Party A has the right to claim against Party B, and Party B shall immediately and fully compensate Party A for the aforementioned losses.

4.3.6 During the lease period, Party B shall exercise reasonable and prudent obligations to use and manage the leased items. Party B shall not hand over the leased items to personnel without permission and relevant qualifications and abilities for use. In the process of using the leased item, if any damage is caused to the driver, passengers and any property carried by them, third parties and any property carried by them due to any reason, Party B shall immediately compensate through its insurance (such as compulsory insurance and/or commercial insurance) claims process. If Party B does not have insurance or the insurance company delays, refuses to compensate, or the compensation amount is insufficient, Party B shall bear relevant responsibilities. If Party A compensates for any damages caused by any administrative, judicial or other measures, Party A has the right to recover the compensation amount from Party B, and Party B shall bear such responsibilities and obligations. Party B agrees to immediately pay Party A in full according to Party A’s requirements and pay Party A any additional expenses incurred by Party A due to the recovery.

4.3.7 When an insured accident occurs to the leased property, Party B shall:

(1) Notify Party A and the insurance company immediately and without delay, and provide all necessary preparations for the claim;

(2) Ensure that the drivers of Party B actively participate in the insured accident investigation;

(3) If the driver of Party B escapes, Party B shall immediately take relevant measures to find the driver and dispatch key management personnel of Party B to participate in the investigation and resolution of the insured accident. Party B shall be responsible for the loss and compensation caused by the escape of the driver of Party B or failure to cooperate with the investigation and settlement of the insured accident.

Contract No.: IFELC22DG3QA95-L.01

Article 5 Loss or damage of leased items

5.1 Party B hereby confirms that the risks of loss and damage of the leased items during the effective period of this contract (including but not limited to any reason that causes the leased items to lose all or part of their functions, loss, stolen, robbed, expropriated by the government, according to the government scrapped according to regulations, and the damage that Party A deems irreparable, etc.), shall be borne by Party B.

5.2 During the effective period of the wooden contract, if the leased object is lost or damaged, Party B shall take effective measures in time to prevent the loss from expanding, and must notify Party A immediately. Party A may choose one or more of the following methods to deal with, and Party B shall bear all the expenses.

(1) Restoring or repairing the leased item to a fully normal state of use;

(2) Replacement of parts, accessories or items of the same model and performance as the leased item.

In the case of the first two items, this contract shall continue to be implemented, and Party B shall pay the lease in full and on time and other obligations under this contract shall remain unchanged.

5.3 In the case of item 5.2, the ownership of the restored/repaired leased items still belongs to Party A, and all related expenses, costs, losses, etc. incurred thereby shall be borne by Party B.

5.4 When the leased item is lost or damaged beyond repair, Party B shall pay Party A all due and undue lease under this contract (including any value-added tax paid by Party A, etc.) within the time notified by Party A. taxes), liquidated damages, other payables, and all expenses incurred by Party A for managing the leased objects, etc.

5.5 After Party B pays all the payables stipulated in 5.4 to Party A, Party A shall transfer the ownership of the leased object (in its curlease state) and the rights to the third party (if any) to Party B.

Article 6 Insurance of the Leased Items During the Lease Period

6.1 Please refer to the agreement in the contract elements table for the agreement on the insurance of the leased items under this contract.

6.2 In the event of an insurance accident, Party B shall notify Party A and the insurance company within 24 hours.

6.3. Party A has the right to handle the insurance compensation obtained according to one of the following principles:

6.3.1 If the insurance compensation is not enough to pay for the expenses required in Clause 5.2, it shall be borne by Party B.

6.3.2 As paragraph 5.4 and other amounts payable by Party B to Party A. Party B shall not be affected by any claims made by Party A to the insurance company and the results thereof, and shall pay Party A the lease under this contract (including any value-added tax paid by Party A) and other payables. If the insurance indemnity is not enough to pay Clause 5.4 and other amounts payable by Party B to Party A, Party B shall make up.

6.4 After handling in accordance with Clause 6.3, if there is still insurance compensation remaining, Party A shall pay Party B to Party B.

6.5. Party B is responsible for providing the claim documents. If Party B fails to provide or refuses to provide the required documents for some reason, Party A can provide them. If the claim is unsuccessful due to Party B’s negligence in claiming insurance, Party B shall compensate Party A for all losses, including paying Party A all due and undue lease under this contract (including any value-added tax paid by Party A, etc. fee), liquidated damages and all expenses (if any) incurred for the management of the leased property, etc.

Contract No.: IFELC22DG3QA95-L-0 1

6.6 Whether the claim procedure to the insurance company is completed, whether the insurance company compensates, and the amount of compensation will not affect Party B’s performance of this contract, including timely and full payment of lease (including any value-added tax and other taxes paid by Party A) etc. all obligations.

6.7 If the leased item is damaged beyond the scope of insurance, Party B shall restore the leased item to its original state at its own expense, and Party B’s obligation to pay the lease on time and in full remains unchanged. If it cannot be recovered, it shall be executed with reference to Article 5 of this contract.

Article 7 Party B’s Commitments and Guarantees

7.1 Party B undertakes that it has obtained all necessary authorizations or approvals for signing and performing this contract, and that signing and performing this contract does not violate the provisions of Party B’s articles of association, internal normative documents and relevant laws and regulations, and that the obligations under other contracts signed with Party B are all No conflict.

7.2 Party B shall abide by the relevant national industry laws, regulations, policies and systems, and operate legally, including but not limited to, the business it engages in complies with the scope listed in Party B’s business license and relevant industry qualification documents, complies with national laws, regulations and rules, and obtains legal documents. Party B shall not engage in acts or businesses that are not permitted by laws, regulations, rules, policies and systems. Party B shall handle all kinds of licenses and licenses’ annual review and annual inspection in accordance with the regulations.

Article 8 Rights protection matters and remedies

8.1 If at any time after the signing of this contract,

8.1.1 Party B fails to pay Party A any period of lease and/or other payables under this contract on time and in full.

8.1.2 Party B has not performed any other obligations or responsibilities under this contract.

8.1.3 The second party sells, transfers, leases or otherwise deals with its business or assets in an abnormal and unfair manner, or all or any substantial part of the second party’s property or rights is confiscated, seized, requisitioned, sealed up, enforced or deprived, which is sufficient to affect the second party’s ability to perform this contract.

8.1.4 Party B undergoes changes such as division, merger, merger, acquisition, or ceases to operate any major part of its business, or Party B files or is sued for bankruptcy (including bankruptcy restructuring and pre restructuring), or goes out of business, or relevant departments make approval or decisions regarding the above matters, the validity of this contract shall not be affected. But if Party A believes that the occurrence of the above situation affects Party B’s ability to perform this contract.

8.1.5 Without the written consent of Party A, Party B sells significant assets and/or prepays other debts and/or waives and/or reduces other debts and/or provides any form of guarantee to third parties, which is sufficient to affect Party B’s ability to perform this contract.

8.1.6 Party B or its personnel in key positions have been or will be subject to administrative or judicial punishment (including but not limited to fines, suspension of business, rectification, compulsory measures, criminal penalties, etc.) or cannot be contacted within a reasonable time, which is enough to affect Party B’s ability to perform this contract.

8.1.7 Due to the judgments and rulings of any administrative agency and judicial agency, it is determined that the ownership of the leased object is not owned by Party A.

Contract No.: IFELC22DG3QA95-L-01

8.1.8 In all contracts and agreements signed or to be signed between Party A and Party B and/or with other parties (including but not limited to financial lease contracts, after-sale lease contracts, sales contracts, financing agreements, etc.), partial or total breach of the contract, or other circumstances affecting Party B’s performance of its obligations under this contract.

8.1.9 Party B violates other agreements under this contract.

8.1.10 Party B or the guarantor is in breach of contract under any guarantee (including but not limited to guarantee, mortgage, pledge, deposit, etc.) issued to or signed with Party A.

8.1.11 Any material adverse change that affects the performance of guarantee obligations of any guarantor, including but not limited to the following situations:

(1) The guarantor sells, transfers, leases or otherwise deals with its business or assets abnormally and in violation of the principle of fairness, or all or any substantial part of the guarantor’s property or rights is confiscated, seized, requisitioned, seized, or enforced or be deprived.

(2) The guarantor undergoes changes such as division, merger, merger, acquisition, etc., or the guarantor ceases to operate any major part of its business, or the guarantor has or will undergo a change of actual controller, or the guarantor has filed or been filed a lawsuit or bankruptcy (including bankruptcy reorganization and pre-reorganization), bankruptcy, etc.

(3) The guarantor sells major assets and/or pays off other debts in advance and/or waives and/or reduces other claims and/or provides any form of guarantee for a third party.

(4) The guarantor or the key personnel of the guarantor have been or will be punished by administrative agencies, judicial agencies or stock exchanges (including but not limited to fines, suspension of business, rectification, compulsory measures, criminal penalties, etc.), violation of laws Statutes, party discipline violations, criminal detention, assistance in criminal investigations, immigration, incapacity, death, declaration of death, disappearance, declaration of disappearance, gambling, drug use, or inability to be contacted within a reasonable time.

(5) The guarantor has a negative impact on its financing and operation due to the high asset-liability ratio, or a sharp drop in stock price, delisting or delisting risk as a guarantor of a listed company.

(6) The guarantor has incurred large debts, fines or other payables due to external guarantees, major safety/environmental protection accidents, violations of laws and regulations, etc.

(7) All contracts and agreements that the guarantor has signed or will sign with Party A and/or with other parties (including but not limited to financial lease contracts, sale-back lease contracts, guarantee contracts, sales contracts, financing agreements etc.), any, partial or total breach of the contract, or other circumstances affecting the Guarantor’s ability to perform the contract.

8.1.12 Any mortgaged property/pledged property provided by the guarantor is confiscated, impounded, confiscated, requisitioned, sealed up, frozen, enforced, deprived, transferred, repeatedly mortgaged/pledged, Replacement of important parts, damage, loss, depreciation of value or other changes unfavorable to Party A.

8.2 Regarding the matters stipulated in Clause 8.1, Party A has the right to take one or more of the following measures:

8.2.1 Accelerate the due date, requiring Party B to immediately pay off all due and undue payable and unpaid lease (including any value-added tax and other taxes paid by Party A) and other payables under this contract, and pay the corresponding Liquidated damages, liquidated damages shall be calculated according to the provisions of this contract. In the event that Party B or the guarantor fails to pay all the accelerated due payments as required by Party A, Party A has the right to take back the leased item or to be paid prefeleaseially with the proceeds from the auction or sale of the leased item.

Contract No .: IFELC22DG3QA95-L.01

8.2.2 Terminate this contract, take back and dispose of the leased items, and require Party B to compensate Party A for the losses suffered.

8.2.3 Under the circumstances of clauses 8.2.1 and 8.2.2, Party A has the right to dispose of the leased item by taking back and disposing of the leased item

The proceeds obtained shall be used to offset the due and unpaid lease (including any value-added tax and other taxes and fees paid by Party A) and all other payables and expenses payable by Party B to Party A under this contract; The money (if any) will be refunded to Party B, and Party A has the right to continue to pursue compensation from Party B and the guarantor for the part that cannot be compensated. When Party A disposes of the leased items, Party B shall unconditionally bear the expenses (including additional taxes to be paid, eliminate obstacles, etc.) and return the leased items (in good condition) to Party A as required by Party A, and handle the process to Party A as required by Party A. Otherwise, the necessary expenses and costs incurred by Party A to take back the leased items by itself shall be borne by Party B, and Party A has the right to deduct them from the proceeds from disposing of the leased items. During the process of disposing of the leased items, Party A has the right to hire a qualified intermediary agency to evaluate the residual value of the leased items.

8.2.4 Recover from Party B the lawyer’s fees and other reasonable expenses incurred by Party A in exercising any rights in respect of Party B’s breach of contract

Including the value-added tax and other taxes and fees of equipment, disposal costs, etc. At the same time, Party B shall also cooperate with relevant work and provide relevant documents.

8.2.5 The guarantor is required to perform joint and several guarantee responsibilities for the above obligations and dispose of the collateral and pledge (if any).

8.3 When Party A adopts the disposal method specified in the preceding paragraph, it does not exempt Party B from the obligations stipulated in this contract.

8.4 If the measures mentioned above and the funds received by Party A under this contract are insufficient to repay all the debts owed by Party B to Party A, Party B shall repay the debts in accordance with the method and order specified by Party A.

8.5 If Party A fails to perform its obligations under this contract, including when Party B performs its obligations and responsibilities in accordance with this contract, it interferes with or hinders Party B’s use of the leased items as agreed, and Party A shall bear the consequences caused to Party B. direct loss.

8.6 Party B irrevocably agrees and authorizes Party A to report to any information database (including but not limited to the basic financial credit information database of the People’s Bank of China, Zhongdeng. ) to inquire and submit any information of Party B, and has the right to print, save and use the inquired credit information of Party B, and to share relevant information (including but not limited to the information generated after both parties have made adjustments such as extensions and changes to this contract) , and negative information arising from Party B’s violation of this contract) submitted to the above database, Party B has no objection to this, and does not require Party A to notify or obtain any authorization documents from Party B. If Party B believes that there are errors or omissions in the information provided by Party A, it has the right to raise objections and request corrections to the credit reporting agency or Party A.

Article 9 Liquidated damages

9.1 When Party B fails to pay the lease due and payable according to this contract (including any value-added tax and other taxes paid by Party A) and other payments, or fails to return any expenses advanced by Party A at the request of Party B within the time limit, during the delay period, Party B shall pay Party A the liquidated damages for the delayed payment.

9.2 Liquidated damages are calculated as 0.05% of the delayed payment amount for every more than one day. The calculation method is: amount of delayed payment X0. 05% X number of days of delayed payment.

Article 10 Disposal of leased objects after the lease period expires

10.1 Party B shall pay Party A the purchase price on the last lease date.

10.2 Party A agrees that upon the expiration of the lease period, Party B shall fully perform the obligations stipulated in this contract, including all leases (including any value-added tax and other taxes and fees paid by Party A) and the increased value-added due to circumstances stipulated in this contract (if any) After the tax and other taxes, interest and liquidated damages are paid in full and the purchase price of the leased object is paid to Party A, the ownership of the leased object will be transferred to Party B. At that time, Party A will issue to Party B a certificate of ownership transfer of the leased object.

Article 11 information disclosure

11.1 Party B shall provide Party A with the balance sheet and attached schedule, income statement and attached sheet, and cash flow statement reflecting the actual production and operation conditions at the end of each year.

11.2 When Party A visits Party B’s production and operation site to inspect the leased items, Party B shall cooperate and provide Party A with necessary documents, materials, and business data.

11. 3Changes in Party B’s name, judicial service address, legal representative, etc. will not affect the execution of this contract, but Party B shall notify Party A in writing of the change within 10 days after the change occurs.

11.4 In addition to the provisions of the first three paragraphs, Party B agrees to provide Party A with other materials and written explanations that reflect the true operation and management status of Party B as required by Party A. The second party agrees that any third party disclosed or not disclosed under this contract shall provide additional compensation for the interests of the first party for this financing.

Article 12 Resolution of Disputes and Application of Law

12.1 All disputes related to this contract shall first be resolved through friendly consultation between Party A and Party B. If negotiation fails to resolve the dispute, both parties agree to file a lawsuit with the court with jurisdiction in the place where Party A is located (Pudong New Area, Shanghai) or the place where the contract is signed (Binhai New Area, Tianjin). All expenses incurred in the litigation (including court fees, lawyer fees, execution fees, property preservation guarantee fees, and other related expenses) shall be borne by the losing party.

12.2 During the litigation process, except for the part of the ongoing litigation that is disputed by the relevant parties to the contract, other parts of the contract shall continue to be performed.

12.3 This contract shall be governed by the laws of the People’s Republic of China.

Contract No.: IFELC22DG3QA95-L.01

Article 13 Other Terms

13.1 Unless otherwise agreed, the lease agreed under this contract shall be paid to Party A’s receiving account agreed in this contract by bank wire transfer. The lease under this contract includes value-added tax and other taxes (if applicable).

13.2 Once the handling fee/service fee (if any) under this contract is collected, it will be deemed earned by Party A and will not be refunded.

13.3 During the validity period of the contract, if there are changes in laws and policies of China, or changes in taxes and tax rates related to the export country of leased items by the government of China, or other factors, resulting in changes in the exchange based on this contract, additional taxes and/or fees will be borne by Party B.

13.4 Party A issues corresponding type of bills to Party B according to national taxation laws and regulations.

13.5 Party A has the right to transfer or pledge all or part of its rights and interests under this contract to the relevant third party, but Party A shall ensure that Party B’s rights and interests under this contract will not be affected by the transfer of contract rights.

13.6 This contract is signed by both parties (including in electronic form) and becomes effective after the effective conditions stipulated in this contract are met. If one month expires from the date of signing this contract, if all the conditions for becoming effective as stipulated in this contract are not met, then Party A has the right to decide whether to terminate this contract. If Party A decides to rescind this contract, it will not have any responsibilities and obligations to Party A due to the rescission of the contract, except that the effective conditions stipulated in this contract are not fully satisfied due to Party A’s reasons. One month from the effective date of the ownership transfer agreement, if the payment preconditions stipulated in the ownership transfer agreement are not fully satisfied, then Party A has the right to terminate this contract, the ownership transfer agreement and related agreements.

13.7 All notices required by this contract shall be in written form, delivered by hand or mailed to the judicial service address stipulated in this contract, or sent by telex, fax, telegram, email and other electronic delivery methods stipulated in this contract. is sufficient notice. If it is delivered by hand, it will be deemed delivered on the day of delivery; if it is sent by mail, it will be deemed delivered three (3) days after posting; if it is sent by electronic delivery, it will be deemed delivered when it reaches the system where the electronic delivery method is located. Da. If a party’s judicial service address and/or electronic service method changes, it shall notify the other party in a timely manner. If the judicial service address is still specified in the contract and the electronic delivery method is still notified, it is still deemed to have been delivered.

13.8 Both parties agree that once any disputes arising from this contract go to court, the judicial service address listed in this contract will be used as their respective judicial service addresses for receiving litigation documents and other documents. Electronic methods such as mailboxes will be used as the electronic delivery method for receiving litigation documents and other documents, and any delivery method is valid delivery. The aforementioned judicial service address and electronic service method are applicable to all litigation stages including first instance, second instance, retrial, execution and supervision procedures. The agreement on the judicial service address and electronic service method in this contract has the same effect as the “Confirmation Letter of Service Address” issued by the People’s Court. If any party’s judicial service address or electronic service method is changed, the party shall perform the notification obligation and notify the court receiving the lawsuit and other relevant parties of the changed judicial service address or electronic service method in writing. If: (1) the judicial service address or electronic service method provided is inaccurate and untrue; (2) the judicial service address or electronic service method is changed and other relevant parties and the court receiving the lawsuit are not notified in writing in a timely manner; or (3) If the person to be served or the designated receiver refuses to sign for receipt, resulting in the inability to actually deliver the litigation documents or not deliver them in time, the court receiving the lawsuit shall mail or directly deliver the litigation documents to the agreed judicial delivery address, or send to The delivery of the litigation documents by the agreed electronic delivery method shall be deemed as effective delivery. If the delivery is by mail, the date of return indicated on the mailing receipt shall be deemed as the delivery date. If the delivery is by direct delivery, the The date on which the expert records the situation on the service receipt and leaves the litigation documents at the agreed judicial service address is deemed to be the date of service. The date is deemed to be the date of delivery. If either party submits a separate judicial service address confirmation letter to the court receiving the lawsuit after the dispute enters the litigation procedure, and if the content is inconsistent with the relevant content of this contract, the one submitted to the court receiving the lawsuit shall prevail.

13.9 This contract constitutes the entire rights and obligations of both parties, and replaces any previous commitments, agreements, or statements related to the transactions involved in this contract, whether oral or written, and the rights of both parties stipulated in this contract can only be Express waiver or change in writing. Party A’s failure or delay in exercising the rights under this contract and allowing Party B to delay payment shall not constitute Party A’s waiver or change of its rights, nor will it affect, reduce, limit or impair Party A’s exercise of such rights.

13.10 Party A and Party B hereby declare and guarantee that all the information and statements provided by each party are objective, true and not misleading.

13.11 Party A holds two copies of this contract, and Party B holds one copy. If notarization is required, the notary office shall keep one copy. If it is necessary for mortgage registration, the registration office shall keep the corresponding number of copies. Each contract has the same legal validity.

(no text below)